Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Fourth Quarter and Full Year 2011 Financial Results

Fourth Quarter 2011 Highlights:

•	Fourth quarter 2011 royalty revenue of $2.0 million, an increase of $0.7 million (approximately 54%) from third quarter 2011.

•	Cash, cash equivalents and short-term investments balance of $43.6 million as of December 31, 2011.

MORRISVILLE, N.C. (February 21, 2012)—Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) today reported its financial and operating results for the quarter and year ended December 31, 2011. Furiex was spun off from PPD, Inc. as a separate public company effective June 14, 2010. As a result, the Furiex financial information prior to that date was derived from PPD's discovery sciences segment and does not reflect the consolidated results of operations or cash flows of the company had it been a separate, stand-alone entity.

Furiex recorded fourth quarter royalty revenues of $2.0 million, compared to $0.3 million for the same period in the prior year. For the full year 2011, Furiex recorded royalty revenues of $4.5 million, compared to $1.3 million in the prior year. Royalty revenue included royalties related to Nesina® and combination product sales in Japan, and Priligy® sales in various countries outside of the United States.

Research and development expenses were $6.1 million for the quarter ended December 31, 2011, compared to $9.9 million for the same period in the prior year. For the full year 2011, Furiex recorded research and development expenses of $44.2 million, compared to $50.1 million in the prior year. The decrease of $5.9 million in research and development expenses for the year ended 2011 as compared to 2010 was a result of reduced development costs for the MuDelta and JNJ-Q2 compounds licensed from Janssen Pharmaceutica N.V. in November 2009, partially offset by increased spending related to the PPD-10558 compound.

Fourth quarter selling, general and administrative expenses were $2.3 million for 2011, compared to $2.0 million for the fourth quarter of 2010. For the full year 2011, Furiex recorded selling, general and administrative expenses of $8.8 million, compared to $8.3 million in the prior year.

Operating loss was $6.5 million for the fourth quarter of 2011, compared to $11.7 million for the fourth quarter of 2010. For the year ended 2011, operating loss was $48.6 million compared to $49.5 million in 2010.

Net loss was $6.7 million for the fourth quarter of 2011, compared to $11.7 million for the fourth quarter of 2010. For the year ended 2011, net loss was $49.0 million compared to $54.7 million in 2010.

The decrease in operating and net loss during the fourth quarter of 2011, as compared to the fourth quarter of 2010, and for the year ended 2011 as compared to 2010, relates primarily to the changes in revenue and research and development expenses previously discussed. In addition, included in net loss for the year ended 2010 was $5.1 million related to loss from discontinued operations.

Net loss per share for the fourth quarter of 2011 was $0.68, compared to $1.18 for the fourth quarter of 2010. For the year ended 2011, net loss per share was $4.96, compared to $5.53 for 2010. Included in net loss per share for the year ended 2010 was $0.52 related to loss from discontinued operations.

"The Furiex team is highly engaged and steadfast in its commitment to develop our products with skill and speed," said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. "As we continue to progress our initiatives into 2012 we remain excited about the potential of our pipeline products to improve the health of millions of patients."

Fred Eshelman, Pharm.D., chairman of Furiex, added, "Focused and disciplined execution from the Furiex team throughout 2011 continues to affirm our commitment to design and implement drug development programs quickly and effectively while building value for our partners and shareholders."

Furiex will conduct a live conference call and webcast Wednesday, February 22, 2012, at 9:00 a.m. ET to discuss its fourth quarter and full year 2011 results and financial outlook for 2012 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.267.0934 (U.S./Canada)
+1.706.643.0961 (International)

Conference ID:	45542437

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of internal and drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates, including two Phase III-ready assets, one compound in Phase III development with a partner and two products on the market. The company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risk of finding collaborators for our late-stage product candidates; inability of our existing collaborators to effectively market approved products for which we receive royalty and sales milestone payments; progress of product candidates in clinical trials and regulatory approvals as it relates to receiving future milestone payments; the risks and expense of continuing the research and development activities of our existing candidates; changes in the safety and efficacy profile of our existing candidates as they progress through research and development; potential Food and Drug Administration changes to its regulatory guidance; new collaborative agreements that we might enter into in the future; continuing losses and our potential need for additional financing; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011
Revenue:
Milestones	$—	$—	$7,500	$—
Royalties	283	1,985	1,330	4,490
Service	—	—	75	—
Other	6	—	78	—

Total revenue	289	1,985	8,983	4,490

Direct expenses	—	—	21	—
Research and development expenses	9,885	6,079	50,112	44,202
Selling, general and administrative expenses	2,032	2,337	8,262	8,761
Depreciation and amortization	22	19	109	83

Total operating expenses	11,939	8,435	58,504	53,046

Operating loss	(11,650)	(6,450)	(49,521)	(48,556)
Interest expense	—	277	—	413
Other income, net	3	2	9	2

Loss from continuing operations before provision for income taxes	(11,647)	(6,725)	(49,512)	(48,967)
Provision for income taxes	6	(4)	14	14

Loss from continuing operations	(11,653)	(6,721)	(49,526)	(48,981)
Loss from discontinued operations, net of income taxes	—	—	(5,133)	—

Net loss	$(11,653)	$(6,721)	$(54,659)	$(48,981)

Loss from continuing operations per basic and diluted share	$(1.18)	$(0.68)	$(5.01)	$(4.96)

Loss from discontinued operations, net of income taxes per basic and diluted share	$—	$—	$(0.52)	$—

Net loss per basic and diluted share	$(1.18)	$(0.68)	$(5.53)	$(4.96)

Weighted-average shares used to compute net loss per basic and diluted share:	9,881	9,891	9,881	9,884

FURIEX PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2010	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$82,030	$33,628
Short-term investments	—	10,000
Accounts receivable, net	259	1,985
Prepaid expenses	226	214
Other current assets	740	—

Total current assets	83,255	45,827
Property and equipment, net	188	181
Goodwill	49,116	49,116

Total assets	$132,559	$95,124

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$96	$147
Accrued expenses	13,767	10,422
Current portion of long-term debt	—	1,351

Total current liabilities	13,863	11,920
Long-term debt, net	—	8,649
Other long-term liabilities	192	232

Total liabilities	14,055	20,801

Common stock, $0.001 par value, 40,000,000 shares authorized; 9,881,340 and 9,949,422 shares issued and outstanding, respectively	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; No shares issued and outstanding, respectively	—	—
Paid-in capital	153,638	158,438
Accumulated deficit	(35,144)	(84,125)

Total shareholders’ equity	118,504	74,323

Total liabilities and shareholders’ equity	$132,559	$95,124